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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this registration statement on Form N-1A (the "Registration Statement") of our report dated September 16, 2004, relating to the financial statements and financial highlights which appear in the July 31, 2004 Annual Report to Shareholders of Columbia Growth & Income Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm of the Fund" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
November 22, 2004